AEGIS CAPITAL CORP.

810 Seventh Avenue - 18th Floor

New York, New York 10019

Tel (212)813-1010 / Fax (212) 813-1048

Member FINRA and SIPC

Matinas Biopharma Holdings, Inc.

915 Klosterman Road East

Tarpon Springs, FL 34689

Attention: Roelof Rongen, President and Chief Executive Officer

Gentlemen:

This is to confirm our understanding pursuant to which Matinas Biopharma Holdings, Inc. (the “Company”) has agreed (the “Agreement”) to engage Aegis Capital Corp., a New York corporation (“Aegis”), to act as its financial advisor during the period commencing as of July 30, 2013 and ending 12 months from such date, unless earlier terminated pursuant to Section 8 (the “Engagement Period” or the “Term”).

1. Financial Advisory Services; Compensation.

During the Term, Aegis shall provide the Company with such regular and customary financial advisory services as are reasonably requested by the Company, provided that Aegis shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged. It is understood and acknowledged by the parties that the value of Aegis’s advice is not measurable in a quantitative manner and Aegis shall be obligated to render advice, upon the request of the Company, in good faith, but shall not be obligated to expend any specific amount of time in so doing. Aegis’s duties will include (without additional compensation other than as stated herein), but will not necessarily be limited to, advice regarding:

(i) the formation of corporate goals and their implementation;

(ii) the financial structure of the Company or its divisions or any programs and projects undertaken by any of the foregoing, including specifically a planned restructuring of the Company’s capitalization;

(iii) obtaining financing and accessing the capital markets, including but not limited to the advisability of an initial public offering of the Company’s equity securities or reverse merger with and into an SEC-reporting publicly-traded company;

(iv) mergers, acquisitions, joint ventures, and licensing agreements; and

(v) Aegis sponsored investor conferences and non-deal road shows.

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In consideration of such services, the Company agrees to pay Aegis a monthly financial advisory fee of $20,000 with the first such payment due and payable on the date hereof and with subsequent payments due and payable on the first business day of each month during the Term (or an aggregate of $240,000).

2. Indemnification. The Company agrees to indemnify Aegis in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

3. Expenses. The Company shall reimburse Aegis for all of its actual out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other expenses, incurred in connection with its services hereunder; provided, however, that expenses in excess of $1,000 per month shall require prior written approval by the Company.

4. Aegis’s and the Company’s Relationships with Others. The Company acknowledges that Aegis and its affiliates are in the business of providing investment banking, financial advisory and consulting services to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement. Nothing contained herein, other than Aegis’s obligations relating to the Company’s Confidential Material as provided in Section 5 hereof, shall be construed to limit or restrict Aegis or its affiliates in conducting such businesses with respect to others or in rendering such services to others.

5. Confidential Information.

(a)	In connection with the rendering of services hereunder, Aegis has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material,” shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Aegis without the prior written consent of the Company. In the event Aegis is required by applicable law or legal process to disclose any of the Confidential Material, Aegis will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following Aegis’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Aegis is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Aegis may do so without liability hereunder.

(b)	The term "Confidential Information" will not include any information that (i) is or becomes generally available to the public other than as a result of the breach of the terms of this Agreement by Aegis or its affiliates, (ii) is or has been independently acquired or developed by Aegis without violating any of the terms of this Agreement, (iii) was within Aegis’s possession prior to it being furnished to Aegis by or on behalf of Company or (iv) is received from a source other than the Company; provided that, in the case of subparts (iii) and (iv) above, the source of such information was not known by Aegis to be bound by a confidentiality obligation to the Company or any other party with respect to such information.

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6. Limitation Upon the Use of Advice and Services

(a)	No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of Aegis to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of Aegis.

(b)	Use of Aegis’s names in annual reports or any other report of the Company or press releases by the Company requires the prior written approval of Aegis unless the Company is required by law to include Aegis’s name in such annual reports, other report or press release of the Company, in which event the Company shall furnish to Aegis copies of such annual reports or other reports or press releases using Aegis’s names in advance of publication by the Company.

7. Miscellaneous.

(a)	Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at: 915 Klosterman Road East, Tarpon Springs, FL 34689, Attention: Roelof Rongen, President and Chief Executive Officer, or if to Aegis, addressed to it at: Aegis Capital Corp., 810 Seventh Avenue, 18th Fl., New York, NY 10019, Attention: Adam Stern, Head of Private Equity Banking. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)	This Agreement embodies the entire agreement and understanding between the Company and Aegis and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto.

(c)	This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Aegis.

(d)	This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, affect and in all other respects by the internal laws of the State of New York. The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby (any of the foregoing, a “Claim”) shall be submitted to the Judicial Arbitration and Mediation Services, Inc (JAMS), or its successor, in New York, for final and binding arbitration in front of a panel of three arbitrators with JAMS in New York, New York under the JAMS Comprehensive Arbitration Rules and Procedures (with each of Aegis and the Company choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator). The arbitrators shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec.1-16, and the judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The Company and Aegis agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State and County of New York in connection with any action brought to enforce an award in arbitration.

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(e)	There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. No party has the authority to bind the other or incur any obligation on the other’s behalf.

(f)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law).

(g)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

8. Termination. This Agreement may be terminated at any time prior to the expiration of the Term by Aegis upon five (5) days prior written notice to the Company. In the event of any such termination, this engagement letter shall terminate and shall be of no further force and effect except for (i) continuing indemnity obligations hereunder, and (ii) Aegis shall be receive reimbursement for expenses it has incurred up to the date of such termination in accordance with Section 3.

In the event this Agreement shall be terminated in accordance with the provisions of this Section 8 or upon expiration of this Agreement, the sections headed “Confidential Information,” “Indemnification,” “Miscellaneous,” “Expenses,” “Limitation Upon the Use of Advice and Services” and “Limitation of Liability” will survive.

9. Limitation of Liability. The Company agrees that Aegis will not be liable to the Company for any claims, losses, damages, liabilities, costs or expenses related to the engagement hereunder (collectively, “Claims”), except to the extent finally judicially determined to have resulted solely from the gross negligence or willful misconduct of Aegis, and then only to the extent of any compensation paid to Aegis by the Company hereunder. In no event will Aegis be liable for consequential, special, indirect, incidental, punitive or exemplary losses, damages or expenses.

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10. Other Services. In the event that other services are requested of Aegis by the Company, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation in such an eventuality.

11. Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf" signature page were an original thereof.

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If you are in agreement with the foregoing, please execute and return one copy of this letter to Aegis.

Sincerely,

AEGIS CAPITAL CORP.

By:	[Illegible]
Name: [Illegible]
Title: [Illegible]

Agreed to and Accepted

MATINAS BIOPHARMA HOLDINGS, INC.

By:	/s/ Roelof Rongen
Name: Roelof Rongen
Title: President and Chief Executive Officer

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ANNEX A

INDEMNIFICATION

The Company agrees to indemnify and hold harmless Aegis and its affiliates and their respective officers, directors, employees, agents (including selected dealers) and controlling persons (Aegis and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the "Matters") contemplated by the engagement letter of which this Annex A forms a part and the performance by Aegis of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from Aegis’s willful misconduct or gross negligence.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of Aegis pursuant to, or the performance by Aegis of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage, liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from Aegis’s willful misconduct or gross negligence.

If the indemnification of an Indemnified Party provided for this Annex A is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Aegis, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Aegis, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Aegis of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to Aegis under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Aegis under the engagement letter of which this Annex A is a part.

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The Company agrees that it will not, without the prior written consent of Aegis, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not Aegis or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of Aegis and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding. If Aegis or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse Aegis for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of Aegis’s services thereunder.

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